Exhibit d.4

[FORM OF SUBSCRIPTION AGENT AGREEMENT]

SUBSCRIPTION AGENT AGREEMENT

This Subscription Agent Agreement (this “Agreement”) is made as of [            ], 2008, by and among TICC Capital Corp., a Maryland corporation (the “Company”), Computershare, Inc., a Delaware corporation (“Computershare”), its fully owned subsidiary Computershare Trust Company, N.A., a national banking association (the “Trust Company” and, together with Computershare, the “Agent”), and relates to the registration statement on Form N-2, File No. 333-149894, filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 26, 2008, and as amended on [            ], 2008 (in the form such registration statement was declared effective by the Commission on [            ], 2008, the “Registration Statement”) and the related prospectus, dated as of [            ], 2008 (the “Prospectus”). Capitalized terms not otherwise defined herein shall have the meanings given to them in the Subscription Certificate (as defined below).

WHEREAS, the Company proposes to make a subscription offer by issuing subscription certificates in the form designated by the Company (“Subscription Certificates”) to stockholders of record (the “Record Date Stockholders”) of its Common Stock, par value $0.01 per share (the “Common Stock”), as of a record date specified by the Company (the “Record Date”) in the Prospectus, pursuant to which each Record Date Stockholder, or any transferee thereof (such Record Date Stockholder and transferees, the “Rights Holders”) will have certain rights (the “Rights”) to subscribe for shares of Common Stock, as described in and upon such terms as are set forth in the Prospectus, a final copy of which has been or, upon availability will promptly be, delivered to the Agents; and

WHEREAS, the Company wishes the Agent to perform certain acts on behalf of the Company, and the Agent is willing to so act, in connection with the distribution of the Subscription Certificates and the issuance and exercise of the Rights, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Appointment.

The Company hereby appoints the Agent to act as subscription agent in connection with the distribution of Subscription Certificates and the issuance and exercise of the Rights (the “Offering”) in accordance with the terms set forth in this Agreement and the Agent hereby accepts such appointment.

2.	Form and Execution of Subscription Certificates.

Each Subscription Certificate shall be irrevocable and transferable upon the terms and conditions set forth in the section of the Prospectus entitled “The Offer.” The Agent shall maintain a register of Subscription Certificates and the Rights Holders of record thereof.

3.	Rights and Issuance of Subscription Certificates.

A. Each Subscription Certificate shall evidence the Rights of the Rights Holder therein named to purchase Common Stock upon the terms and conditions therein set forth.

B. Upon receiving written notice from the Company as to the Record Date, signed by any of its duly authorized officers listed on Schedule A hereto (the “Authorized Officers”), which Schedule may be amended from time to time in writing by the Company, the Agent shall, from a list of the Record Date Stockholders to be prepared by the Agent, prepare and record Subscription Certificates in the names of such Record Date Stockholders, setting forth the number of Rights to subscribe for shares of Common Stock calculated on the basis of one Right for each share of Common Stock recorded on the books in the name of each such Record Date Stockholder as of the Record Date. Each Subscription Certificate shall be dated as of the Record Date and shall be executed manually or by facsimile signature of a duly authorized officer of the Agent. Upon the written advice, signed as aforesaid, as to the effective date of the Registration Statement, the Agent shall promptly countersign and deliver the Subscription Certificates, together with a copy of the Prospectus, instruction letter and any other documents as the Company deems necessary or appropriate, to all Record Date Stockholders with record addresses in the United States

(including its territories and possessions and the District of Columbia). Delivery shall be by first class mail (without registration or insurance), except for those Record Date Stockholders having a registered address outside the United States (who will only receive copies of the Prospectus, instruction letter and such other documents as the Company deems necessary or appropriate, if any) delivery shall be by air mail (without registration or insurance) or by first class mail (without registration or insurance) to those Record Date Stockholders having an APO or FPO address.

C. The Agent will mail a copy of the Prospectus, instruction letter, a special notice and such other documents as the Company deems necessary or appropriate, if any, but not Subscription Certificates to Record Date Stockholders whose record addresses are outside the United States (including its territories and possessions and the District of Columbia) (“Foreign Record Date Stockholders”). The Rights to which such Subscription Certificates relate will be held by the Agent for such Foreign Record Date Stockholders’ accounts until instructions are received to exercise, sell or transfer such Rights. If no instructions are received by 5:00 p.m., New York City time, three business days prior to the Expiration Date (as defined below), the Agent will transfer the Rights of such Foreign Record Date Stockholders to RBC Capital Markets Corporation (the “Dealer Manager”), who will either purchase the Rights or use its best efforts to sell them. The net proceeds, if any, from the sale of those Rights will be remitted to such Foreign Record Date Stockholders. If those Rights are not purchased or sold prior to the expiration of the offering, they will expire.

D. The Agent will perform its duties hereunder in accordance with the terms and provisions of this Agreement, including the Fee Schedule attached hereto as Schedule B, and shall act at all times in accordance with the description of the offering and the Agent’s duties set forth herein and in the section of the Prospectus entitled “The Offer.”

4.	Exercise.

A. Rights Holders may acquire shares of Common Stock by delivery to the Agent as specified in the Prospectus of (A) a properly completed and duly executed Subscription Certificate and a money order or check or bank draft drawn on a bank or branch located in the United States and payable to “Computershare, Inc.” for an amount equal to the number of shares of Common Stock subscribed for pursuant to the Basic Subscription and the Over-Subscription Privilege multiplied by the Estimated Subscription Price; or (B) a Notice of Guaranteed Delivery guaranteeing delivery of (i) a properly completed and duly executed Subscription Certificate and (ii) a money order or check or bank draft drawn on a bank or branch located in the United States and payable to “Computershare Trust Company, N.A.” for an amount equal to the number of shares of Common Stock subscribed for pursuant to the Basic Subscription and the Over-Subscription Privilege multiplied by the Estimated Subscription Price (which certificate and full payment must then be delivered by the close of business on the third Business Day after the Expiration Date or, if the Offering is extended, by the close of business two Business Days after the extended Expiration Date). Payment must be made in U.S. dollars. For the purposes of the Prospectus and this Agreement, “Business Day” means any day on which trading is conducted on The Nasdaq Global Select Market.

B. Rights may be exercised at any time after the date of issuance of the Subscription Certificates with respect thereto but no later than 5:00 p.m., New York time, on such date as the Company shall designate to the Agent in writing (the “Expiration Date”). For the purpose of determining the time of the exercise of any Rights, delivery of any materials to the Agent shall be deemed to occur when such materials are received at the Shareholder Services Division of the Agent specified in the Prospectus.

C. Within ten Business Days following the Expiration Date (the “Confirmation Date”), the Agent shall send to each exercising Rights Holder (or, if rights are held by Cede & Co. or any other depository or nominee, to Cede & Co. or such other depository or nominee) a confirmation showing (i) the number of shares purchased pursuant to the Basic Subscription; (ii) the number of shares, if any, acquired pursuant to the Over-Subscription Privilege; (iii) the per share and total purchase price for such shares; and (iv) any additional amount payable to the Company by such Rights Holder or any excess to be refunded by the Company to such Rights Holder, in each case based on the Subscription Price as determined on the Expiration Date, along with a letter explaining the allocation of shares of Common Stock pursuant to the Over-Subscription Privilege.

D. Any additional payment required from an exercising Rights Holder must be received by the Agent within ten Business Days after the Confirmation Date and any excess payment to be refunded by the Company to an exercising Rights Holder will be mailed by the Agent as promptly as practicable after the Confirmation Date and, in no event, later than ten Business Days after the Confirmation Date. If a Rights Holder does not make timely payment of any additional amounts due in accordance with this Section 4, the Agent will consult with the Company in accordance with Section 5 as to the appropriate action to be taken. The Agent will not issue or deliver shares of Common Stock or Statements of Holding for shares of Common Stock subscribed for until payment in full therefor has been received by the Agent, including clearance of checks and payment pursuant to Notices of Guaranteed Delivery.

5.	Validity of Subscriptions.

Irregular, incomplete or unpaid subscriptions not otherwise covered by specific instructions herein shall be submitted to an Authorized Officer of the Company and handled in accordance with his or her instructions. Such instructions will be reasonably documented by the Agent indicating, among other things, the instructing officer and the date thereof.

6.	Over-Subscription Privilege.

If any shares of Common Stock available for purchase in the Offering are not subscribed for by Rights Holders pursuant to the Basic Subscription (the “Remaining Shares”), a Record Date Stockholder that has exercised fully its Rights pursuant to the Basic Subscription may subscribe for a number of Remaining Shares, on the terms and subject to the conditions set forth in the section of the Prospectus entitled “The Offer,” including as to proration. In addition, any Rights Holder other than a Record Date Stockholder who exercises Rights is entitled to subscribe for any Remaining Shares that are not otherwise subscribed for by Record Date Stockholders pursuant to their over-subscription privilege, on the terms and subject to the conditions set forth in the section of the Prospectus entitled “The Offer,” including as to proration. These over-subscription privileges are referred to collectively as the “Over-Subscription Privilege.” The Agent shall advise the Company immediately upon the completion of the allocation set forth above as to the total number of shares subscribed and distributable.

7.	Delivery of Shares.

The Agent will deliver Statements of Holding reflecting new shares of Common Stock in the Direct Registration System, representing those shares of Common Stock purchased pursuant to the Basic Subscription and, if applicable, those shares purchased pursuant to the exercise of the Over-Subscription Privilege as soon as practicable after the Expiration Date, after all allocations have been effected and full payment for such shares has been received and cleared.

8.	Holding Proceeds of Rights Offering.

A. All proceeds received by the Agent from Rights Holders in respect of the exercise of Rights pursuant to the Basic Subscription and the Over-Subscription Privilege shall be held by the Agent, on behalf of the Company, in a segregated account (the “Account”). No interest shall accrue to the Company or Rights Holders, on funds held in the Account pending disbursement in the manner described in Section 4 above.

B. The Agent shall deliver all proceeds received in respect of the exercise of Rights, other than those to be refunded to exercising Rights Holders pursuant to Section 4 above, to the Company as promptly as practicable, but in no event later than 10 Business Days after the Confirmation Date.

9.	Reports.

Daily, during the period commencing on the date of mailing the Subscription Certificates until and including the Confirmation Date, the Agent will report by telephone, facsimile or electronic mail to a designated representative(s) of the Company, as instructed by such designated representative, the following information: (a) the names of all Rights Holders exercising Rights pursuant to the Basic Subscription and the Over-Subscription Privilege, (b) the total number of Rights exercised by each Rights Holder during the immediately preceding day pursuant to the Basic Subscription and the Over-Subscription Privilege, (c) the total number of Rights verified to be in proper form for exercise, rejected for exercise and being processed, and all payments received in connection therewith, (d) with respect to the Dealer Manager and each soliciting dealer, the number of Rights exercised on forms indicating the Dealer Manager or such soliciting dealer, as the case may be, as the broker-dealer with respect to such exercise, and (e) such other information as may be reasonably requested by the Company or such designated representative; and will report by telephone, facsimile or electronic mail, as instructed by such designated representative, not later than 5:00 p.m., New York City time, on the first business day following the Expiration Date, (i) the total number of Rights exercised by each Rights Holder pursuant to the Basic Subscription and the Over-Subscription Privilege and shares of Common Stock related thereto, (ii) the total number of Rights verified to be in proper form for exercise, rejected for exercise and being processed, and all payments received in connection therewith, (iii) with respect to the Dealer Manager and each soliciting dealer, the number of Rights exercised on forms indicating the Dealer Manager or such soliciting dealer, as the case may be, as the broker-dealer with respect to such exercise, and (iv) any such other information as may be reasonably requested by the Company or such designated representative. The Company acknowledges that any custom reports, currently reports outlined as D and E above, may carry with it additional charges.

10.	Loss or Mutilation.

If any Subscription Certificate is lost, stolen, mutilated or destroyed, the Agent may, on such terms which will indemnify and protect the Company and the Agent as the Agent may in its reasonable discretion impose on the relevant Rights Holder (which shall, in the case of a mutilated Subscription Certificate, include the surrender and cancellation thereof), issue a new Subscription Certificate to such Rights Holder of like denomination in substitution for the Subscription Certificate so lost, stolen, mutilated or destroyed.

11.	Compensation for Services.

The Company agrees to pay to the Agent compensation for its services hereunder in accordance with the Fee Schedule attached hereto as Schedule B. The Company further agrees that it will reimburse the Agent for its reasonable out-of-pocket expenses incurred in the performance of their respective duties as such; provided, however, that the Company shall not be required to reimburse the Agent for any such expenses incurred which exceed $10,000 in the aggregate without its prior consent.

12.	Indemnification and Limitation of Liability.

Each of the Company and the Agent agrees to indemnify the other party hereto to the extent provided by, and on the terms and conditions set forth in, Schedule C hereto.

13.	Changes in Subscription Certificate.

The Agent may, without the consent or concurrence of the Rights Holders in whose names Subscription Certificates are registered but with the prior written consent of the Company, by supplemental agreement or otherwise, make any changes or corrections in a Subscription Certificate that it shall have been advised by counsel (who may be counsel for the Company) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provisions of the Subscription Certificate except insofar as any such change may confer additional rights upon the Rights Holder.

14.	Assignment/Delegation.

A. Except as provided in Section 14(B) below, neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other parties.

B. The Agent may, without further consent on the part of the Company, subcontract with other subcontractors for systems, processing, telephone and mailing services and post-exchange activities, as may be required from time to time; provided, however, that (i) the Agent shall be as fully responsible to the Company for the acts and omissions of any subcontractor in the same manner and to the same extent as it is for its own acts and omissions and (ii) no such subcontracting shall relieve the Agent of any of its obligations hereunder.

15.	Governing Law.

This Agreement, the legal relations between and among the parties hereto and the adjudication and the enforcement thereof shall be governed by and interpreted and construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to the conflicts of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

16.	Relationship/Third Party Beneficiaries.

This Agreement does not constitute an agreement for a partnership or joint venture among the parties. The Agent shall act hereunder as agent of the Company solely to the limited extent set forth in this Agreement, but shall not assume any fiduciary duties to, or have any rights, power or authority on behalf of, the Company or any of its affiliates, equity holders or creditors or of any other person or entity not expressly set forth in this Agreement. Any duties of the Agent arising out of its engagement pursuant to this Agreement shall be owed solely to the Company. No party shall make any commitments with third parties that are binding on any other party without the other party’s prior written consent and none of the employees, agents, representatives or contractors of the Agent shall be deemed to be employees of the Company or any of its affiliates.

Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement is intended or shall be construed to give any rights, benefits, remedies or claims under or by reason of this Agreement or any part thereof to anyone other than the Agent and the Company and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Agent and the Company.

17.	Force Majeure.

In the event any party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, terrorist acts, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, such party shall not be liable for damages to any other party resulting from such failure to perform or otherwise from such causes. Performance under this Agreement shall resume when the affected party or parties are able to perform substantially that party’s duties.

18.	Consequential Damages.

No party to this Agreement shall be liable to any other party for any consequential, indirect, penal, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, penal, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

19.	Severability.

If any provision of this Agreement shall be held invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

20.	Counterparts.

This Agreement may be executed in one or more counterparts (including by facsimile or electronic transmission), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

21.	Captions.

The captions and descriptive headings herein are for the convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

22.	Confidentiality.

A. Under this Agreement, each party shall have access to certain confidential information belonging to the other parties, which information shall include all nonpublic information pertaining to the disclosing party, its parent, subsidiaries, affiliates, employees, customers, representatives and vendors (including without limitation all information furnished prior to the date of this Agreement) furnished by or on behalf of the disclosing party or its representatives to the receiving party, directly or indirectly, by any means (“Confidential Information”).

B. The parties acknowledge that except as necessary for any party to perform its respective obligations under the Agreement: (i) all Confidential Information is confidential; (ii) the parties will keep all Confidential Information confidential and will not disclose the same; (iii) the parties will use Confidential Information only as required by this Agreement; (iv) the parties will not create a list or other compilation containing any Confidential Information for any purpose other than to perform under this Agreement; and (v) except as expressly provided for herein, the parties will not provide, directly or indirectly, the Confidential Information to any other person or entity for any purpose, excluding any audit, regulatory or otherwise.

C. In the event that any party receives a request or becomes legally compelled to disclose any Confidential Information belonging to any other party, such party will provide the other party with prompt notice of the request (provided such notice is not otherwise prohibited by applicable law or court order) and shall disclose only that portion of the Confidential Information that it is legally obligated to disclose.

D. The parties agree that all Confidential Information is proprietary to the disclosing party.

E. The Agent agrees that they shall keep all stockholder nonpublic personal financial information (“Personal Data”) confidential and will not disclose or use such Personal Data except to the extent necessary to carry out its obligations under this Agreement and in compliance with all applicable laws and regulations.

23.	Term and Termination.

This Agreement shall remain in effect until the earlier of (a) thirty (30) days after the Expiration Date; and (b) the date upon which it is terminated by the Company, on the one hand, or the Agent, on the other hand, upon a material breach of this Agreement by the other which remains uncured for 30 days after written notice of such breach has been provided to such other party; and (c) thirty (30) days after written notice has been provided by the Company, on the one hand, or any Agent, on the other hand. Upon termination of the Agreement, the Agent shall retain all canceled Subscription Certificates and related documentation as required by applicable law; all other documentation and information shall be promptly delivered to the Company.

24.	Notices.

Until further notice in writing by any party hereto to the other parties, all written reports, notices and other communications between any Agents, on the one hand, and the Company, on the other, required or permitted hereunder shall be delivered or mailed by first class mail, postage prepaid, facsimile or overnight courier guaranteeing next day delivery, addressed as follows:

If to the Company, to:

TICC Capital Corp.

8 Sound Shore Drive

Suite 255

Greenwich, CT 06830

Facsimile: (203) 983-5290

Attn: Jonathan H. Cohen

With a copy (which shall not constitute notice) to:

Sutherland Asbill & Brennan LLP

1275 Pennsylvania Avenue, NW

Washington, DC 20004

Facsimile: (202) 637-3593

Attn: Steven B. Boehm

If to the Agent, to:

Computershare Trust Company, N.A.

c/o Computershare, Inc.

150 Royall Street

Canton, MA 02021

Facsimile: (781) 575-4210

Attn: Legal Department

25.	Survival.

The provisions of Paragraphs 8, 12 and 15-31 shall survive any termination, for any reason, of this Agreement.

26.	Merger of Agreement.

This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supercedes any prior agreement with respect to the subject matter hereof whether oral or written.

27.	Priorities.

In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

28.	Amendment.

No term or provision of this Agreement may be amended, changed, altered or modified except by written instrument agreed upon and executed by the each of the parties to this Agreement.

29.	Extension; Waiver.

At any time, the parties hereto may, to the extent legally allowed, (a) extend the time for or waive the performance of any of the covenants, obligations or agreements of the other parties hereto, (b) waive any inaccuracies or breaches in the representations and warranties contained herein or in any certificate delivered pursuant hereto and/or (c) waive compliance with any of the conditions contained in this Agreement. Any agreement on the part of any of the parties hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by the party or parties against whom such extension or waiver is to be enforced. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any of the parties hereto to assert any of its rights under this Agreement shall not constitute a waiver of such rights or any other rights.

30.	Jurisdiction.

Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York State Supreme Court in the Borough of Manhattan, in any action arising out of or relating to this Agreement, agrees that all claims in respect of the action may be heard and determined in any such court and agrees not to bring any action arising out of or relating to this Agreement in any other court. In any such action, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above court, that such action is brought in an inconvenient forum or that the venue of such action is improper. Each of the parties hereto also agrees that any final and nonappealable judgment against a party hereto in connection with any action shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Without limiting the foregoing, each party hereto agrees that service of process on such party at the address provided in Section 24 shall be deemed effective service of process on such party.

31.	Waiver of Jury Trial.

Each of the parties hereto irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

TICC CAPITAL CORP.

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A.

By:
Name:
Title:

COMPUTERSHARE, INC.

By:
Name:
Title: